Exhibit 99.1

FOR IMMEDIATE RELEASE
For more information, contact:
Daniel Greenberg, Chairman and CEO Electro Rent Corporation 818-786-2525	Roger Pondel/Laurie Berman PondelWilkinson Inc. 310-279-5980 investor@pondel.com

Electro Rent Reports Fiscal 2016 Third Quarter Financial Results

VAN NUYS, Calif. - April 8, 2016 - Electro Rent Corporation (Nasdaq: ELRC) today reported financial results for the fiscal third quarter ended February 29, 2016.

“During the third quarter, Electro Rent continued to work through the expiration of our Keysight Technologies reseller agreement, which impacted both total revenues and profit, as well as a general business climate in which expected revenue gains have not materialized as quickly as we had hoped,” said Daniel Greenberg, Chairman and CEO of Electro Rent. “New equipment sales declined compared with the third quarter last year, while used equipment sales held steady. Rental and lease revenues declined just slightly, as demand in the aerospace and defense sector continued to improve, and data products revenues increased. This increase in demand was offset by sluggish telecom sector revenues and a challenging pricing environment.

“To date in fiscal 2016 we have worked to reduce certain operating costs, but the benefits and timing of those actions did not adequately protect profit levels. During the final three months of this fiscal year, we will be working diligently to match current costs with revenues, complete the transition from our former resale arrangement with Keysight Technologies, and put our new resale activities on sound footing. We continue to take steps to put the company in the best position to start our new fiscal year from a place of strength, with controlled costs and an enhanced ability to identify and seize opportunities to grow our business moving forward. As these changes materialize, we believe that next year Electro Rent will be in good fighting shape once again.”

Total revenues for the fiscal 2016 third quarter were $39.5 million, compared with $56.3 million for the third quarter of fiscal 2015. The decline was almost exclusively related to a reduction in new equipment sales, resulting from the expiration of the company’s reseller agreement with Keysight Technologies. Sales of equipment and other revenues totaled $10.3 million for the fiscal 2016 third quarter, compared with $26.1 million last year. Rental and lease revenues were $29.2 million, versus $30.3 million for last year’s third fiscal quarter.

Selling, general and administrative expenses for the fiscal 2016 third quarter were $13.5 million, or 34.1% of total revenues, compared with $14.7 million, or 26.1% of total revenues, for last year’s third fiscal quarter. Total operating expenses amounted to $37.8 million for the third quarter of fiscal 2016, compared with $52.7 million one year ago.

Operating profit for the fiscal 2016 third quarter was $1.7 million, or 4.3% of total revenues, versus $3.7 million, or 6.5% of total revenues, for last year’s third quarter. Fiscal 2016 third quarter operating profit was impacted by lower revenues.

Net income totaled $1.0 million, or $0.04 per diluted share, for the fiscal 2016 third quarter, compared with $2.4 million, or $0.10 per diluted share, last year.

Rental equipment purchases for the fiscal 2016 third quarter totaled $9.0 million, versus $16.4 million for the similar quarter last year as the company’s equipment levels were sufficient to satisfy current demand.

Electro Rent’s effective tax rate for the third quarter of fiscal 2016 was 32.4%, compared with 35.3% for the same quarter last year. The lower rate was due primarily to the continuing decline in pretax income relative to the levels of permanent tax differences during fiscal 2016.

Total revenues for the first nine months of fiscal 2016 were to $136.2 million, compared with $177.9 million for the fiscal 2015 year-to-date period. Equipment sales and other revenues were $42.5 million for the nine months ended February 29, 2016, compared with $80.3 million for the nine months ended February 28, 2015. The decline in equipment sales and other revenues related principally to the expiration of the company’s Keysight Technologies reseller agreement. Rental and lease revenues amounted to $93.6 million for the fiscal 2016 nine-month period, versus $97.6 million for the same period in fiscal 2015.

Selling, general and administrative expenses totaled $42.7 million, or 31.3% of total revenues, for the first nine months of fiscal 2016, versus $44.3 million, or 24.9% of total revenues, for the first nine months of fiscal 2015. Total operating expenses for the fiscal 2016 year-to-date period were $126.8 million, compared with $160.6 million for the fiscal 2015 year-to-date period.

Operating profit for the first nine months of fiscal 2016 totaled $9.4 million, or 6.9% of total revenue, compared with $17.4 million, or 9.8% of total revenue, for the prior-year period.

Net income for the nine months ended February 29, 2016 was $5.7 million, or $0.23 per diluted share, compared with $12.0 million, or $0.49 per diluted share, for the prior-year period. Net income for the fiscal 2015 period included $1.4 million in income, before tax, related to a settlement received from a class action lawsuit involving the purchase of certain computer products, and a $1.3 million reduction in sales of equipment and other revenues, before tax, related to a non-recurring, out-of-period adjustment.

Rental equipment purchases for the first nine months of fiscal 2016 were $33.8 million, versus $48.8 million for the first nine months of fiscal 2015.

The net book value of Electro Rent's equipment was $207.7 million at February 29, 2016, compared with $231.7 million at May 31, 2015.

Electro Rent’s cash balance was $18.2 million at the end of the third quarter of fiscal 2016, compared with $4.1 million at the end of fiscal 2015. There were no bank borrowings at February 29, 2016, compared with $2.4 million at May 31, 2015.

Total shareholders' equity at February 29, 2016 was $225.1 million, or $9.30 per share, compared with $228.0 million, or $9.46 per share, at May 31, 2015.

Electro Rent paid dividends of $3.1 million for the third quarter of fiscal 2016. On an annualized basis, Electro Rent’s current quarterly dividend of $0.125 per common share represents a 5.4% yield on the April 7, 2016 closing share price of $9.25.

“We are working through this challenging transition year to position Electro Rent for the future and bring about positive change,” Greenberg said. “With strong cash flow, a solid balance sheet, and plans to reduce operating costs in line with revenue, we expect to hit the ground running at the start of the new fiscal year to capture additional revenue and enhance our profit profile.”

About Electro Rent
Electro Rent Corporation (www.ElectroRent.com) is one of the largest global organizations devoted to the rental, leasing and sales of general purpose electronic test equipment, personal computers and servers.

“Safe Harbor" Statement:
Except for the historical statements and discussions in this press release, the company’s statements above constitute forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect Electro Rent’s management's views and expectations at this time with respect to future events and financial performance, based on currently available information. Forward looking statements in this press release include statements regarding the company’s ability to reduce costs, expectations regarding improvement in demand from certain industries or sectors, complete the transition from the Keysight Technologies resale relationship, grow the new equipment resale business and put the company on strong footing at the beginning of the next fiscal year. When used, the words “anticipate”, “believe”, "expect" and "will" and other similar expressions identify forward-looking statements. Forward-looking statements are based on assumptions about future operations and market conditions, and are subject to certain risks and uncertainties. The company believes its assumptions are reasonable; nonetheless, it is likely that at least some of these assumptions will not come true. Accordingly, Electro Rent’s actual results will differ from the outcomes contained in any forward-looking statement, and those differences could be material. Factors that could cause or contribute to these differences include, among others, those risks and uncertainties discussed in the company’s periodic reports on Form 10-K and 10-Q and in its other filings with the Securities and Exchange Commission, including: general macroeconomic conditions may not improve or may deteriorate; U.S. federal government spending with respect to defense and other research and development activities may not increase or may decline; Electro Rent may not succeed in retaining its key sales or other personnel; competition may cause the company to lower prices and margins to effectively compete; and manufacturers of test and measurement equipment may not be willing to enter reseller arrangements with Electro Rent or those agreements may not succeed to the level anticipated. Should one or more of the risks discussed, or any other risks, materialize, or should one or more of our underlying assumptions prove incorrect, the company’s actual results may vary materially from those anticipated, estimated, expected or projected. In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct. You should not put undue reliance on these statements. Electro Rent undertakes no obligation to update or revise any forward-looking statements.

(Financial tables follow)

ELECTRO RENT CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited) (in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	February 29, 2016	February 28, 2015	February 29, 2016	February 28, 2015
Revenues:
Rentals and leases	$29,173	$30,252	$93,649	$97,610
Sales of equipment and other revenues	10,325	26,090	42,502	80,306
Total revenues	39,498	56,342	136,151	177,916
Operating expenses:
Depreciation of rental and lease equipment	13,744	13,844	42,685	42,429
Costs of rentals and leases, excluding depreciation	4,108	4,544	13,295	13,665
Costs of sales of equipment and other revenues	6,474	19,598	28,154	60,161
Selling, general and administrative expenses	13,460	14,692	42,662	44,311
Total operating expenses	37,786	52,678	126,796	160,566
Operating profit	1,712	3,664	9,355	17,350
Interest income/(expense), net	(221)	82	(385)	264
Other income	1	—	14	1,390
Income before income taxes	1,492	3,746	8,984	19,004
Income tax provision	483	1,321	3,315	7,013
Net income	$1,009	$2,425	$5,669	$11,991
Earnings per share:
Basic	$0.04	$0.10	$0.23	$0.49
Diluted	$0.04	$0.10	$0.23	$0.49
Shares used in per share calculation:
Basic	24,426	24,377	24,413	24,355
Diluted	24,440	24,377	24,422	24,355

ELECTRO RENT CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited) (in thousands, except share numbers)

	February 29, 2016	May 31, 2015
ASSETS
Cash	$18,234	$4,064
Accounts receivable, net of allowance for doubtful accounts of $439 and $604	22,471	33,863
Rental and lease equipment, net of accumulated depreciation of $234,297 and $241,116	207,669	231,671
Other property, net of accumulated depreciation and amortization of $17,475 and $16,749	12,483	13,120
Goodwill	3,109	3,109
Intangibles, net of accumulated amortization of $1,849 and $1,761	656	744
Other assets	22,547	13,743
	$287,169	$300,314
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Bank borrowings	$—	$2,387
Accounts payable	4,821	8,234
Accrued expenses	13,204	18,487
Deferred revenue	5,395	5,576
Deferred tax liability	38,650	37,652
Total liabilities	62,070	72,336

Shareholders’ equity:
Preferred stock, $1 par - shares authorized 1,000,000, none issued	—	—
Common stock, no par - shares authorized 40,000,000; issued and outstanding February 29, 2016 - 24,195,408; May 31, 2015 - 24,108,176	41,118	40,440
Retained earnings	183,981	187,538
Total shareholders’ equity	225,099	227,978
	$287,169	$300,314